Exhibit 97.1
SUNOCO LP
EXECUTIVE OFFICER
INCENTIVE COMPENSATION CLAWBACK POLICY
Adopted as of November 29, 2023
This Executive Officer Incentive Compensation Clawback Policy (the “Policy”) has been adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Sunoco GP LLC (the “General Partner”), the general partner of Sunoco LP (together with its subsidiaries, the “Partnership”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section IV.
A.Purpose
The purpose of this Policy is to enable the Partnership to recover erroneously awarded Incentive-Based Compensation from Executive Officers in the event the Partnership is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted in a manner that is intended to be consistent with the requirements of the Securities and Exchange Commission (the “SEC”) rules and the requirements of the New York Stock Exchange (“NYSE”) Listed Company Manual.
A.Clawback of Executive Incentive Compensation
a.Recovery. In the event of an Accounting Restatement, the Administrator shall cause the Partnership to, as to any Executive Officer who Received Incentive-Based Compensation, recover reasonably promptly the incremental amount of Incentive-Based Compensation Received by such Executive Officer during the Relevant Recovery Period that is in excess of the amount that would have been Received based upon the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on the Partnership’s unit price or total unitholder return, where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, (i) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the unit price or total unitholder return upon which the Incentive-Based Compensation was Received and (ii) the Partnership shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. The determination of the amount of erroneously awarded Incentive-Based Compensation to be recovered from each Executive Officer shall be determined by the Administrator. The obligation to recover erroneously awarded Incentive-Based Compensation is not dependent on if or when restated financial statements are filed.

Exhibit 97.1
b.Applicability. This Policy applies to all Incentive-Based Compensation Received by an individual:
i.After beginning service as an Executive Officer;
ii.Who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation;
iii.During the Relevant Recovery Period; and
iv.On or after October 2, 2023.
B.Exceptions
a.The Administrator may determine not to seek recovery from an Executive Officer in whole or in part to the extent it determines in its sole discretion that such recovery would be impracticable because:
i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (after having made a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, documenting such reasonable attempt(s) to recover, and providing that documentation to the NYSE); or
ii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Partnership, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
C.Defined Terms
a.“Accounting Restatement” means an accounting restatement required to be prepared by the Partnership due to the material noncompliance of the Partnership with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Accounting Restatement Date” means the earlier to occur of:
i.The date the Board, a committee of the Board, or the officer or officers of the Partnership or General Partner authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Partnership is required to prepare an Accounting Restatement; and
ii.The date a court, regulator, or other legally authorized body directs the Partnership to prepare an Accounting Restatement.
c.“Administrator” means the Compensation Committee.

Exhibit 97.1
d.“Executive Officer” means each individual who is currently or was previously designated as on “officer” of the Partnership as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the identification of an Executive Officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K.
e.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Partnership’s financial statements, and any other measure that is derived wholly or in part from any such measures, including unit price and total unitholder return. A Financial Reporting Measure is not required to be presented within the Partnership’s financial statements or included in a filing with the SEC.
f.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “Received” in the Partnership’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
g.“Relevant Recovery Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date, and includes any transition period resulting from a change in the Partnership’s fiscal year within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
D.Administration
a.This Policy shall be administered by the Administrator. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the rules and regulations issued by the SEC or the NYSE. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all affected individuals.
b.The Compensation Committee may amend, supplement or modify this Policy from time to time, including to address the requirements rules and regulations issued by the SEC or the NYSE.
E.Prohibition of Indemnification
The Partnership is prohibited from indemnifying any Executive Officer against the loss of erroneously awarded compensation repaid, returned or recovered pursuant to the terms of this Policy or any claims relating to the enforcement of the Partnership’s rights under this Policy.

Exhibit 97.1
A.Miscellaneous
a.The Partnership shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by applicable SEC filings.
b.The validity, construction, and effect of the Policy and any determinations relating to the Policy shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles. The Administrator (and each member thereof) shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Partnership, legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Policy.
c.Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Partnership under applicable law, regulation, or rule or pursuant to the terms of any policy of the Partnership or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Policy and any other such rights or remedies.
d.This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.